ARTICLES OF AMENDMENT
OF
REALTY INCOME CORPORATION,
A MARYLAND CORPORATION

Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended to decrease the par value of all of the Common Stock and all of the classes of Preferred Stock that the Corporation is authorized to issue prior to the filing of these Articles of Amendment from $1.00 per share to $0.01 per share.

SECOND:  The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD:  There has been no increase in the authorized shares of stock of the Corporation affected by the amendments to the Charter as set forth above.

FOURTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 29 day of July, 2011.

ATTEST:                                                                REALTY INCOME CORPORATION

By:  /s/ MICHAEL R. PFEIFFER                             By:  /s/ THOMAS A. LEWIS        (SEAL)
Name:  Michael R. Pfeiffer                                        Name:  Thomas A. Lewis
Title: Secretary	Title: Vice Chairman and
Chief Executive Officer